Exhibit 99.2

Adicet Bio, Inc. Announces Pricing of $135 Million Public Offering of Common Stock and Concurrent Private Placement

MENLO PARK, Calif. and BOSTON, Feb. 10, 2021 (GLOBE NEWSWIRE) – Adicet Bio, Inc. (“Adicet”) (Nasdaq: ACET), a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases, today announced the pricing of an underwritten public offering of 9,230,770 shares of its common stock at a public offering price of $13.00 per share. Adicet also granted the underwriters a 30-day option to purchase up to an additional 1,344,743 shares of common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $120.0 million, excluding any exercise of the underwriters’ option to purchase additional shares. All of the shares in the offering are to be sold by Adicet. The offering is expected to close on or about February 12, 2021, subject to customary closing conditions.

In connection with the offering, Adicet intends to enter into a stock purchase agreement with certain existing investors for $15.0 million of shares of its common stock at a price per share equal to the public offering price, with an initial closing for certain investors to be held simultaneous with the closing of the offering and a subsequent closing for certain additional investors.

The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. The consummation of the private placement will be contingent upon the closing of the offering.

Guggenheim Securities is acting as book-running manager for the offering. Canaccord Genuity LLC, Wedbush Securities Inc. and JMP Securities LLC are acting as co-managers for the offering.

The shares are being offered by Adicet pursuant to a shelf registration statement that was previously filed with, and subsequently declared effective on February 12, 2019 by, the U.S. Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on February 9, 2021. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offered securities may be obtained, when available, from Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Adicet

Adicet Bio, Inc. is a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors and T cell receptor-like antibodies to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including without limitation, statements related to the anticipated public offering of shares. These forward-looking statements include, but are not limited to, those relating to Adicet’s expectations regarding the anticipated closing of the public offering and completion and timing of the private placement. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties related to completion of the public offering on the anticipated terms, or at all, include, but are not limited to, market conditions and the satisfaction of customary closing conditions related to the public offering. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K filed on March 12, 2020 and our periodic reports on Form 10-Q and Form 8-K, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC, including those contained or incorporated by reference in the preliminary prospectus supplement related to the public offering filed with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

Source: Adicet Bio, Inc.